Exhibit 99.1
Contact:
ABM Industries, Incorporated
Linda S. Auwers (Senior Vice President and General Counsel)
(415) 733-4000
ABM Provides Update on Review of Subsidiary’s Financial Statements
SAN FRANCISCO, CA, January 26, 2006 — ABM Industries Incorporated (NYSE: ABM) today provided an update on the previously announced review of the financial statements of a Security business it had acquired in 2004. Based on its review to date, the Company has identified errors involving payroll and payroll-related expenses and the accounting for a subcontracting arrangement with the sellers of the business while certain state operating licenses were being obtained by the Company.
Based on that review, ABM currently expects that adjustments to its preliminary fiscal year 2005 financial statements will reduce by approximately $4.4 million (on an after-tax basis) its preliminary net income and income from continuing operations, from those reported in its December 14, 2005 press release. The Company now expects fiscal year 2005 net income to approximate $65.1 million, and expects income from continuing operations to approximate $50.7 million. The Company also expects to revise fiscal year 2006 guidance.
Henrik Slipsager, ABM’s president & chief executive officer, stated, “Make no mistake. We will provide investors with audited financial statements for 2005 as quickly as possible. But, let’s not lose sight of these facts. First, despite these adjustments, ABM just turned in the best operating results in the Company’s nearly 100-year history. Second, the issues at hand concern errors in the records at one operating unit we acquired less than two years ago. Third, our financial condition remains extremely robust. And, fourth, we continue to see strong momentum in the marketplace and are growing increasingly confident of our performance this year. This strength as well as a revised outlook for our security business and costs of the review will be reflected in our revised guidance.”
ABM currently expects to make two adjustments to its preliminary fiscal year 2005 financial statements. The first anticipated adjustment is to decrease by approximately $7.0 million cash and cash equivalents at October 31, 2005, to increase payroll and payroll-related expenses (which are included in operating expenses and cost of goods sold) by approximately $4.2 million for fiscal year 2005, and to record a receivable of approximately $2.8 million from the sellers of the business in prepaid and other current assets at October 31, 2005. The second anticipated adjustment is to increase both accrued compensation at October 31, 2005, and payroll and payroll-related expenses for fiscal year 2005 by approximately $3.0 million.

Finalization of fiscal year 2005 results, which will include the restatement of the first three quarters, is subject to completion of reviews by management and the Company’s independent registered public accounting firm.
Additionally, the Company is in the process of designing improved internal control over financial reporting to remedy the material weakness revealed in this review. Pursuant to Section 404 of the Sarbanes-Oxley Act, beginning with the Company’s Annual Report on Form 10-K for fiscal year 2005, management must furnish a report on the Company’s internal control over financial reporting.
The Company’s results when finalized will be reflected in the Annual Report on Form 10-K for the fiscal year 2005. At this time, the Company does not believe it can complete all necessary procedures to enable the filing of its Form 10-K for fiscal year 2005 by February 1, 2006.
About ABM Industries
ABM Industries Incorporated is among the largest facility services contractors listed on the New York Stock Exchange. With more than 73,000 employees, ABM provides janitorial, parking, security, engineering and lighting services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial; Ampco System Parking; ABM Security, which includes American Commercial Security (ACSS) and Security Services of America (SSA); ABM Facility Services; ABM Engineering; and Amtech Lighting Services.
Cautionary Statement Under the Private Securities Litigation Reform Act of 1995
Statements contained in this press release that relate to the Company’s or management’s current beliefs, expectations or predictions of the future, including, but not limited to, anticipated adjustments to previously reported financial information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results and assessment of internal control over financial reporting for fiscal year 2005 could differ materially from those projected in the forward-looking statements. The final results reported by the Company will depend upon a number of factors, including the completion of the reviews and investigations that are underway, the occurrence of subsequent events that relate back to earlier periods and any other matters that arise in the process of completing the Company’s Annual Report on Form 10-K. With respect to future results, any number of factors could cause the Company’s actual results to differ materially from those anticipated. These risks and uncertainties include: (1) a further delay in the filing of the Company’s Annual Report on Form 10-K and an adverse internal control evaluation under Section 404 of the Sarbanes-Oxley Act that affects ABM’s stock price; (2) a change in the frequency or severity of claims against the Company, a deterioration in claims management, or the cancellation or non-renewal of the Company’s primary insurance policies; (3) a change in actuarial analysis that causes an unanticipated change in insurance reserves; (4) the loss of long-term customers; (5) intense competition that lowers revenue or reduces margins; (6) labor disputes that lead to a loss of sales and expense variations; (7) acquisition activity slows or is unsuccessful; (8) a decline in commercial office building occupancy and rental rates lowers sales and profitability; (9) weakness in airline travel and the hospitality industry that affects the results of the Company’s Parking segment; (10) financial difficulties or bankruptcy of a major customer; (11) an increase in costs that the Company cannot pass on to customers; (12) a significant increase in the Company’s significant accounting and other control costs; (13) natural disasters or acts of terrorism that disrupt the Company in providing services; and (14) other issues and uncertainties that may include: new accounting pronouncements or changes in accounting policies, labor shortages that adversely affect the Company’s ability to employ entry level personnel, legislation or other governmental action that detrimentally impacts the Company’s expenses or reduces sales by adversely affecting the Company’s customers such as state or locally mandated healthcare benefits, impairment of goodwill and other intangible assets, a reduction or revocation of the Company’s line of credit that increases interest expense and the cost of capital, and the resignation, termination, death or disability of one or more of the Company’s key executives that adversely affects customer retention or day-to-day management of the Company. Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K and in other reports it files from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update or revise these forward-looking statements because of new information, future events or otherwise.